EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement and related Prospectus of OXiGENE for the registration of shares of its common stock and warrants for the purchase of common stock and to the incorporation by reference therein of our report dated March 16, 2010, with respect to the consolidated financial statements of OXiGENE, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Boston, Massachusetts
April 15, 2010